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                                   EXHIBIT 13

                        TOTAL RATE OF RETURN CALCULATION

                                    FORMULA



                        P(1 + T) to the nth power = ERV
                        P = A hypothetical payment of $1,000
                        T = Average annual total return
                        n = Number of years

                        T = (ERV/P) to the 1/nth power - 1